UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 23, 2026

Stone Point Credit Corporation

(Exact Name of Registrant as Specified in its Charter)

delaware	814-01375	85-3149929
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

20 Horseneck Lane

Greenwich, Connecticut 06830

(Address of Principal Executive Offices, Zip Code)

(203) 862-2900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 23, 2026, Stone Point Credit Corporation (the “Company”) entered into a Senior Secured Revolving Credit Agreement (the “Truist Credit Agreement”) by and among the Company, Truist Bank, as administrative agent, and the lenders and issuing banks party thereto (the “Truist Facility”). Capitalized terms used but not defined herein will have the meaning set forth in the Truist Credit Agreement.

The aggregate initial principal amount of the Truist Facility, subject to availability under the borrowing base, is $250 million. Maximum capacity under the Truist Facility may be increased up to $450 million through the exercise of an accordion that permits increases to the total facility amount, subject to the satisfaction of certain conditions. Borrowings based on Term SOFR or another applicable benchmark or risk-free rate will bear interest at a rate of 1.75% plus Term SOFR or the applicable benchmark rate. Borrowings based on the “alternate base rate” (as more fully described in the Truist Credit Agreement) will bear interest at a rate of 0.75% plus the “alternate base rate”. The rate of all borrowings will be increased by 0.125% if the Gross Borrowing Base is less than 1.6 times the Combined Debt Amount. All borrowings are subject to a credit adjustment spread. The Company will also pay a commitment fee at a rate of 0.375% per annum on the daily unused amount of each lender’s revolving commitment under the Truist Facility.

The revolving period under the Truist Facility will terminate on the earlier of March 22, 2030 and the occurrence of a Trigger Event (which is defined in the Truist Credit Agreement in relation to the consummation of an initial public offering of the Company’s common stock) and the Truist Facility will mature on March 21, 2031, unless earlier terminated in accordance with the terms of the Truist Credit Agreement, including upon the occurrence of a Trigger Event. During the period from the end of the revolving period to the maturity date, the Company will be obligated to make mandatory prepayments under the Truist Facility out of the proceeds of certain asset sales, other recovery events and equity and debt issuances.

The Truist Facility is secured by a security interest in substantially all of the portfolio investments held by the Company and each existing and future subsidiary that is a guarantor under the terms of the Truist Credit Agreement, subject to certain exceptions.

The Truist Credit Agreement includes customary affirmative and negative covenants, including financial covenants requiring the Company to maintain a minimum shareholders’ equity and asset coverage ratio, and certain limitations on the incurrence of additional indebtedness and liens, as well as usual and customary events of default for revolving credit facilities of this nature.

The description above is only a summary of the material provisions of the Truist Facility and is qualified entirely by reference to the full text of such agreement, which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1*	Senior Secured Revolving Credit Agreement among Stone Point Credit Corporation, as Borrower, Truist Securities, Inc., BofA Securities, Inc., Wells Fargo Securities, LLC, Capital One, National Association, Goldman Sachs Bank USA and JPMorgan Chase Bank N.A., as Joint Book Runners and Joint Lead Arrangers, the Lenders and Issuing Banks party thereto and Truist Bank, as Administrative Agent, dated March 23, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules to this Exhibit have been omitted in accordance with Item 601 of Regulation S-K. The registrant agrees to furnish supplementally a copy of all omitted schedules to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stone Point Credit Corporation

Dated: March 26, 2026	By:	/s/ Steven P. Henke
	Name:	Steven P. Henke
	Title:	Chief Financial Officer